Exhibit 19

Corporate Policy on Insider Trading

Adopted: July 6, 2001

Updated: January 22, 2025

This Corporate Policy on Insider Trading (“Policy”) applies to all officers, directors, and employees (collectively "Diodes Personnel") of Diodes Incorporated and its subsidiaries (collectively "Company"), their Family Members, and any other individuals the Company’s Chief Financial Officer may designate as insiders because they have access to Material Non-public Information of the Company (collectively, “Insiders”). The Company has adopted this Policy to help Diodes Personnel comply with applicable insider trading laws and to prevent the appearance of improper insider trading. The Insiders are individually responsible for compliance with this Policy and the applicable insider trading laws.

Except as otherwise explicitly stated below, this Policy applies to any and all transactions in the Company’s securities, including transactions in common stock, options, preferred stock, restricted stock, restricted stock units, debt or equity securities, and any other type of securities that the Company may issue from time to time. This Policy applies to such securities regardless of whether they are held in a brokerage account, a 401(k) or similar account, through an employee stock purchase plan, or otherwise.

I.
DEFINITIONS

For the purpose of this Policy, the following defined terms have these meanings:

Blackout Period: means

▪
Period starting on the fifteenth day of the third month in the first calendar quarter and the period starting on the first day of the third month in the second, third, and fourth calendar quarters (i.e. March 15, June 1, September 1, December 1) and ending two business days after earnings for that quarter have been publicly released. For clarity, trading of the Company’s securities can begin on the third day after announcement; and
▪
Any other period of significant corporate activity designated from time to time by the Company’s Chief Financial Officer.

Designated Employee: means each officer and director of the Company, each employee who routinely has access to Material, Non-public Information concerning the Company (including, but not limited to, consolidated financial data) in the ordinary course of their employment and each other Company employee expressly designated as a “Designated Employee” by the Board of Directors or the Chief Executive Officer from time to time.

Family Member: means family member of a person, including a spouse or domestic partner, who resides with such person, anyone else who lives in such person’s household, and any family member who does not live in such person’s household but whose transactions in the Company securities are directed by such person or are subject to such person’s influence or control (e.g. parents or children who consult with such person before they transaction in the Company securities).

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Exhibit 19

Material Information: means any information that a reasonable investor either:

▪
Would consider important in a decision to buy, hold, sell, or otherwise transact in the Company's securities; or
▪
Would consider to significantly affect the total mix of information available concerning the Company.

In short, any information (whether positive or negative) which could reasonably be expected to affect the price of the Company’s securities is "Material." Determination of whether information is Material depends on the facts and circumstances unique to each situation and cannot be made solely on the basis of the potential financial impact of the information.

There is no bright line test for determining whether particular information is Material and therefore it is not possible to identify every type or category of information that could be deemed “Material.” The following are common examples of information that could be considered “Material”:

▪
Financial performance, quarterly and year-end earnings information;
▪
Projections of future earnings or losses;
▪
A proposed merger, acquisition, tender offer, joint venture, or exchange offer;
▪
A significant purchase or sale of assets or disposition or acquisition of a subsidiary or division;
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Significant changes in senior management or control;
▪
A significant change in sales, backlog of orders, suppliers, or inventory;
▪
A stock buy-back;
▪
Declaration of a dividend or a change in dividend policies or amounts;
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Declaration of a stock split;
▪
Public or private offering of additional securities, additional borrowings or credit facilities or other financing transactions, or significant changes in finance sources;
▪
Significant new products, services or lines of business;
▪
A significant technological development in products, research, or technologies;
▪
Financial or liquidity problems, or significant changes in liquidity;
▪
An imminent change in the Company’s credit rating by a rating agency;
▪
A change in auditors or auditor notification that its audit report may not be relied upon;
▪
Gain or loss of a substantial customer, supplier, or contract;
▪
Significant product defects, recalls, or product returns;
▪
Significant actions by a regulatory body; or

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Exhibit 19

▪
Actual or threatened major litigation, or the resolution of such litigation.

This list is not exclusive. Other information may be considered “Material” depending upon the circumstances.

It is important to note that whether information is Material will be viewed by enforcement authorities and regulators after the fact with the benefit of hindsight. For example, if the price of the Company’s securities changed as a result of the information having been made public, it will likely be considered Material by the enforcement authorities and regulators. Before engaging in any securities transaction involving the Company, Insiders should carefully consider how enforcement authorities and regulators might view the transaction in hindsight.

Non-public Information: means information that is not generally known or available to the public. Information becomes public if it has been announced or disseminated in such a manner as to provide broad, non-exclusionary public access (e.g. through a widely circulated news or wire service). Release of information to the media does not immediately mean the information has become publicly available. In general, only information which has been publicly disclosed through a public filing with the U.S. Securities Exchange Commission (“SEC”) or a press release should be considered publicly disclosed.

II.
GENERAL
1.
It is unlawful for any Insider to buy, sell, or otherwise trade in the securities of the Company while in possession of, or to engage in any other action to take advantage of, or to pass on to others, Material, Non-public Information about the Company obtained in the course of employment or service to the Company. It makes no difference whether or not the Insider relied upon or used Material, Non-public Information in deciding to trade the Company securities. Transactions involving the Company’s securities that may be necessary for personal reasons, such as the need to raise money for an emergency, are no exception.
2.
No Insider should disclose Material, Non-public Information to anyone (including other employees of the Company), other than those who need to know such information in order for the Company to properly and effectively carry out its business, whether or not such disclosure was intended to influence a purchase, sale or transaction involving the Company securities.
3.
No Insider should effect or recommend or influence a transaction in a security of the Company (whether for his or her personal account, the account of the Company, or the account of any other person) while in possession of Material, Non-public Information relating to the Company.
4.
Transactions by Family Members: Diodes Personnel are responsible for making sure that any transaction in the Company securities by their Family Members complies with this Policy.
5.
Tipping Others: Providing Material Non-public Information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. No Insider may tip or provide Material, Non-public Information concerning the Company to any person unless

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Exhibit 19

required as part of that Insider’s regular duties to the Company or authorized by the Company’s Chief Financial Officer. Tipping can result in the same civil and criminal penalties that apply to insider trading even though the Insider did not trade, profit or gain any benefit from trading by persons tipped.
6.
Giving Trading Advice: No Insider may give trading advice of any kind involving the Company securities to anyone, whether or not such Insider is aware of Material Non-public Information about the Company, except that the Insiders should advise other Insiders not to trade if such trading might violate this Policy or the applicable insider trading laws.
7.
Public Disclosure: Only the specifically authorized Diodes Personnel can release Material Information to the public or respond to inquiries from the media, analysts, investors or others outside the Company. Diodes Personnel should not respond to those inquiries unless expressly authorized to do so and should refer any such inquiries to Company’s Chief Financial Officer.
8.
Stock Option Exercise: This Policy does not prohibit the exercise of the Company stock options for cash under the Company’s stock option plan but it does apply to (1) a “cashless” or “net” exercise and (2) the sale, disposition, or monetization of the Company securities received upon exercise of the stock option.
9.
Material, Nonpublic Information of Other Companies: If Diodes Personnel obtain Material, Non-public Information concerning another public company, such as a customer or supplier of the Company, in the course of their employment or service with the Company, Diodes Personnel should treat that information according to the same rules that apply to like information of the Company.
10.
Event-specific Blackout: The Company’s Chief Financial Officer, in consultation with the Company’s General Counsel, may impose event-specific trading blackout restrictions on certain Diodes Personnel. Diodes Personnel subject to the event-specific trading blackouts will be notified by the Company’s Chief Financial Officer and should not disclose the existence of such blackouts to others.
11.
Approved Transactions: In certain limited circumstances, a transaction involving the Company’s securities otherwise prohibited by this Policy may be permitted if, prior to the transaction, the Company’s Chief Financial Officer, in consultation with the Company’s General Counsel, determines that the transaction is not inconsistent with the purposes of this Policy. The existence of this approval procedure does not obligate the Company to grant approvals to the requested transactions. Additionally, such approval does not insulate any Insider from liabilities under the applicable insider trading laws because the ultimate responsibility and liability resides exclusively with the affected Insiders.
12.
If any Diodes Personnel are uncertain as to whether specific information is Material or Non-public or have any other question regarding this Policy, they are advised to consult with the Chief Financial Officer of the Company.

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13.
If a decision is required to be made by the Company’s Chief Financial Officer under the terms of this Policy in circumstances where it relates to a trading plan of, or trade by, the Chief Financial Officer, or the Chief Financial Officer is otherwise conflicted in relation to the decision, the decision shall be made by the Company’s General Counsel.

III.
BLACKOUT PERIODS

In addition to the restrictions set forth in this Policy, each "Designated Employee" is subject to the following additional restrictions in engaging in transactions in securities of the Company: No Designated Employee should effect or recommend or influence a transaction in a security of the Company (regardless whether he or she has Material, Non-public information) during a "Blackout Period."

IV.
CERTAIN TRANSACTIONS NOT SUBJECT TO TRADING RESTRICTIONS

Notwithstanding anything to the contrary contained in this Policy, Diodes Personnel, including a Designated Employee, may engage in the following transactions involving Company securities:

1. Rule 10b5-1 Trading Plans:

pursuant to a plan which the Chief Financial Officer of the Company has determined meets the requirements of Rule 10b5-1(c) promulgated by the SEC, and entered into when the Insider is not in possession of Material, Non-public Information. The Company reserves the right to disapprove any submitted 10b5-1(c) plan, and to suspend or instruct the Insider to terminate any plan that has been previously approved.

2. RSU/RSA Lapse Transactions:

pursuant to a "sell-to-cover" transaction related to a Restricted Stock Unit (“RSU”) and/or Restricted Stock Award (“RSA”) as long as the transaction is an automatic transaction effected on the lapse date in order to cover tax withholding requirements.

3. Deferred Compensation Plan Transactions:

pursuant to their participation in the Company's Deferred Compensation Plan related to a RSU and/or RSA as long as the transaction is a predetermined automatic transaction effected on the lapse date.

V.
PROHIBITED TRANSACTIONS

The Company considers it inappropriate for Insiders to engage in speculative transactions in Company securities or in other transactions involving the Company securities that may lead to inadvertent violations of the applicable insider trading laws or create a conflict of interest for the Insider. Consequently, Insiders may not engage in any of the following transactions involving the Company securities:

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Exhibit 19

1. Hedging; Derivative Transactions

Hedging and monetization transactions allow a stockholder to lock in much of the value of his or her stockholdings, often in exchange for all or part of the potential upside appreciation in the stock. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. When an Insider engages in such a transaction, he or she may no longer have the same objectives as the Company’s other stockholders. As a result, Insiders are prohibited from engaging in any hedging or monetization transactions involving Company securities, including zero cost collars, forward sale contracts, and trading in options, puts, calls, or other derivative instruments related to the Company’s securities.

2. Pledging

Securities held in margin accounts may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of Material, Non-public Information or otherwise is not permitted to trade in the Company’s securities, such transactions by Insiders are prohibited. Acquiring the Company’s securities on margin is also prohibited.

3. Short Sales

Insiders are prohibited from selling the Company’s securities “short” (i.e., the sale of a security that is not owned and must be borrowed to complete the sale) or “selling short against the box” (i.e., the sale of a security that is currently owned but is not delivered against such sale within twenty days thereafter, or is not within five days after such sale deposited in the mails or other usual channels of transportation and the sale is completed with borrowed shares). The Company prohibits Insiders from selling the Company’s stock short because, in addition to legal constraints, these are margin transactions that are inherently speculative in nature, may be perceived as a bet against the Company’s future stock price, and are contrary to the best interests of the Company and its other shareholders.

VI.
CONSEQUENCES OF VIOLATING POLICY
1.
Violations of this Policy will be grounds for discharge, termination, or other legal and disciplinary action by the Company, whether or not the failure to comply with this Policy results in a violation of law.

2.
Each Insider is individually responsible for the consequences of his or her actions. Violations of the applicable insider trading laws can result in severe civil and criminal sanctions. The Company will cooperate fully with the SEC and other regulatory authorities in investigating possible violations of this Policy.
3.
Insiders should notify the Company’s Chief Financial Officer or the Company’s General Counsel if they become aware of a violation of this Policy.

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Exhibit 19

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Exhibit 19

EMPLOYEE CERTIFICATION

Each Company employee is required to certify his or her understanding of, and intent to comply with the Company’s Corporate Policy on Insider Trading (the “Policy”).

I certify that I have received, reviewed, and will comply with the conditions as set forth in the Policy, and that any violation of the Policy can subsequently be the cause for my termination of employment from the Company.

I certify that I have read and understand the DIC-901 (Corporate Policy on Insider Trading)
FORMTEXT	FORMTEXT	FORMTEXT
Employee (Please Print Name)	Employee Signature	Date

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